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                                                                   EXHIBIT 99.1

                       [MERCANTILE BANK CORPORATION LOGO]

CONTACT INFORMATION:

AT MERCANTILE BANK CORPORATION:                      FOR MEDIA:
Gerald R. Johnson, Jr.   Charles Christmas           Linda Margolin
Chairman & CEO           Chief Financial Officer     Margolin & Associates, Inc.
616-406-3700             616-406-3750                216-765-0953
gjohnson@mercbank.com    cchristmas@mercbank.com     lmm@margolinIR.com


MERCANTILE BANK CORPORATION ANNOUNCES TRUST PREFERRED SECURITIES TRANSACTION


WYOMING, Mich., September 16 -- Mercantile Bank Corporation (Nasdaq: MBWM) announced that its newly formed Delaware trust subsidiary, Mercantile Bank Capital Trust I, completed today a private sale of $16,000,000 of Series A Floating Rate Preferred Securities. The rate on these trust preferred securities is the 3-month LIBOR rate plus a specified percentage. The rate, which adjusts every three months, is currently 4.06% per annum. The trust preferred securities mature in thirty years, and can be called without penalty on or after October 18, 2009.

The proceeds from the sale of the trust preferred securities will be used to finance the redemption on September 17, 2004 of $16,000,000 of 9.60% Cumulative Preferred Securities issued in 1999 by Mercantile's business trust subsidiary, MBWM Capital Trust I (Nasdaq: "MBWMP"). Mercantile expects to record a $845,000 pre-tax charge in connection with that redemption representing the unamortized issuance costs associated with the 9.60% Cumulative Preferred Securities. On an after-tax basis that equates to about $550,000. Mercantile had been expensing the issuance costs over the contractual term of the 9.60% Cumulative Preferred Securities and 25 years remained.

The trust preferred securities issued today have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Mercantile Bank Corporation

Mercantile Bank Corporation is the bank holding company for Mercantile Bank of West Michigan. The Bank's primary service area is the Kent and Ottawa County area of West Michigan, which includes the City of Grand Rapids, the second-largest city in the State of Michigan. The Bank provides a wide variety of commercial banking services primarily to

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businesses, individuals, and governmental units through its five full-service offices in greater Grand Rapids, and its Holland, Michigan, office located thirty miles southwest of Grand Rapids. Mercantile Bank Corporation's common stock is listed on the Nasdaq National Market under the symbol "MBWM."

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in securities markets, and other factors, including risk factors, referred to from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.